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                                 EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
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     Hiram, Georgia. February 2, 2001. Richard A. Hunt, President and CEO of
GB&T Bancshares, Inc. (Nasdaq: GBTB), and Ronnie L. Austin, President and CEO of Community Trust Financial Services Corporation (OTC Bulletin Board: CTFV.OB) announced the signing of a non-binding Letter of Intent to merge the two north Georgia bank holding companies.

     GB&T Bancshares, Inc. is the parent company of Gainesville Bank & Trust with $300 million in assets and seven banking offices in Hall County and United Bank & Trust in Polk County with $58 million in assets and offices in Rockmart and Cedartown. Community Trust Financial Services Corp., parent company of Community Trust Bank, headquartered in Hiram, GA, has total assets of $156 million, six bank offices located in Paulding and Cobb Counties, and subsidiary companies Metroplex Appraisals, Inc., Community Loan Company and Cash Transactions, L.L.C.

Upon completion of the merger, GB&T Bancshares will have total assets in excess of $500 million and equity of approximately $42 million. Each bank will operate as separate subsidiaries and will retain its Board of Directors, management, trade name and other primary market strengths.

The proposed merger will be accounted for on a pooling of interests basis with shareholders of Community Trust Financial Services Corp. receiving a .786 share of GB&T stock for each share of Community Trust Financial currently held. GB&T Management expects the merger to be accretive to earnings per share after the first year.

"We see this as a truly significant milestone in the growth of our company, giving us a presence in the three contiguous counties of Polk, Cobb, and Paulding, the seventh fastest growing county in the United States," commented Richard Hunt. "At the time the merger is completed, GB&T Bancshares will have grown in total assets to half a billion dollars. This is a major step in our


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long-term strategic plan to build a top quality financial services holding company headquartered in North Georgia."

Austin adds, "We are pleased to be joining a true community bank holding company. This move will allow us to continue to enjoy the competitive advantage of operating as an autonomous community bank, while maintaining our local name, identity and Board of Directors."

GB&T Chairman Abit Massey agrees. "We recognize the strength of community banking in the financial services industry. In the midst of regional bank mergers and acquisitions, our focus is on providing the banking products our dynamic communities demand and delivering these products with the highest level of personal customer service."

The proposed merger is subject to the execution of a definitive agreement by both companies, the approval of the transaction by federal and state regulatory authorities, a due diligence examination, shareholder approvals, and other customary conditions of closing.

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. GB&T Bancshares, Inc. cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of GB&T to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.




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